RE: Consent of Independent Accountants

We hereby consent to the use in the Registration Statement on Form S-4, Amendment #2, of our report dated February 28, 2000, except as to Note 5 which is as of September 11, 2000 relating to the financial statements Impulse Communications, as of and for the years ended December 31, 1999 and 1998, which appear in such Registration Statement. Westwood, Massachusetts December 22, 2000 GRAY, GRAY & GRAY, LLP